News Release

For further information:

Hooper Holmes
Henry E. Dubois
President and CEO
(908) 953-6249

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Names Tom Collins as Chief Financial Officer

BASKING RIDGE, N.J., Thursday, September 26, 2013 -- Hooper Holmes (NYSE MKT:HH) today announced that its Board of Directors has appointed Tom Collins as Chief Financial Officer, effective as of September 25, 2013.

Prior to his promotion, Mr. Collins served as the Senior Vice President of Operations for Hooper Holmes' Portamedic division. From January 2005 until March 2010, Mr. Collins was a Principal and Owner of Preferred Finance Partners (PFP), a Kansas City-based management advisory services firm that provided financial and operations support to domestic and international clients with revenues up to $800 million. Prior to joining PFP, Mr. Collins served in various capacities with the accounting and consulting firms Grant Thornton and PricewaterhouseCoopers.

Henry E. Dubois, President and Chief Executive Officer, stated “We are excited to promote Tom to the position of Chief Financial Officer. I look forward to working with Tom in his new capacity as we transform the Company and build value.”

Mr. Collins' appointment follows the resignation of Michael J. Shea, who served as the Company's Chief Financial Officer since May 2006.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four divisions. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Hooper Holmes Health & Wellness performs risk assessment and risk management services including biometric screenings, health risk assessments and onsite wellness coaching for wellness companies, disease management organizations, clinical research organizations and health plans. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on April 1, 2013. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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